UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2007

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite C, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 20, 2007, CallWave, Inc., a Delaware corporation (the “Company”), terminated the employment of its Chief Executive Officer, David F. Hofstatter. Mr. Hofstatter remains a member of the Board of Directors. The Board of Directors has appointed a Search Committee to recruit a permanent Chief Executive Officer.

(c) On August 20, 2007, the Company’s Board of Directors appointed Mark Stubbs, age 36, as Interim Chief Executive Officer. Mr. Stubbs is also the Company’s Chief Financial Officer, and has served as such since June 5, 2006. Prior to joining the Company, Mr. Stubbs served as Vice President and Chief Financial Officer at Sound ID, a privately-held consumer technology company. Prior to joining Sound ID, Mr. Stubbs was with Somera Communications (Nasdaq: SMRA), a leading global provider of telecommunications services and equipment. At Somera, Mr. Stubbs began as Director of Global Finance Operations and subsequently was named Vice President of Supply Chain Management and Vice President and Managing Director of the EMEA (Europe, Middle East & Asia Pacific) region. Mr. Stubbs has also held financial positions at Kinko’s. He is also a certified public accountant and received both his Bachelor’s Degree in Finance and Master’s Degree in Business Administration from California Polytechnic State University, San Luis Obispo.

There have been no transactions and there are no currently proposed transactions in which the Company was or is to be a participant and in which Mr. Stubbs had or will have a direct or indirect material interest that requires disclosure pursuant to Item 404(a) of Regulation S-K. There is no plan, contract or arrangement to which Mr. Stubbs is a party or in which he participates that was or will be entered into, or any material amendment to such a plan, contract or arrangement, in connection with Mr. Stubb’s appointment as Interim Chief Executive Officer.

A copy of the Company’s press release announcing the above referenced events is attached as Exhibit 99.1 to this report and the information set forth therein is incorporated herein by reference constitutes a part of this report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release dated August 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC., a Delaware corporation

Date: August 20, 2007	By:	/s/ Mark Stubbs
Mark Stubbs
Chief Financial Officer